Exhibit FS-1

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                          YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                              WPS         UPEN
                              As           As       Pro Forma    Pro Forma
                           Reported     Reported   Adjustments   Combined
           ASSETS
    Utility Plant
     Electric            $1,506,470    $178,943                $1,685,413
     Gas                    251,603           0                   251,603
                          ---------    --------   ----------    ---------
      Total               1,758,073     178,943                 1,937,016

     Less - Accumulated
      depreciation and
      decommissioning     1,032,149      80,993                 1,113,142
                          ---------    --------   ----------    ---------
      Total                 725,924      97,950            0      823,874

     Nuclear
      decommissioning
      trusts                134,108           0                   134,108
     Construction in
      progress                7,266       4,510                    11,776
     Nuclear fuel, less
      accumulated
      amortization           19,062           0                    19,062
                          ---------   ---------    ---------    ---------
      Net utility plant     886,360     102,460            0      988,820
                          =========   =========    =========    =========
    Current assets
     Cash and
     equivalents              6,424       2,071                     8,495
     Customer and other
      receivables, net
      of reserves            87,709       8,391                    96,100
     Accrued utility
      revenues               30,750           0                    30,750
     Fossil fuel, at
      average cost           10,336         286                    10,622
     Gas in storage, at
      average cost           22,080           0                    22,080
     Materials and
      supplies, at
      average cost           18,793       1,968                    20,761
     Prepayments and
      other (Note 4)         20,499       4,788         (642)      24,645
                          ---------   ---------    ---------    ---------
      Total current
        assets              196,591      17,504         (642)     213,453
                          =========   =========    =========    =========
    Regulatory assets        78,544       1,305                    79,849
    Net nonutility and
     nonregulated plant      19,194      11,387                    30,581
    Investments and
     other assets           118,913       4,188                   123,101
                          ---------   ---------    ---------    ---------
      Total              $1,299,602    $136,844        ($642)  $1,435,804
                          =========   =========    =========    =========



        See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                          YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)

                                 WPS         UPEN
                                  As          As      Pro Forma    Pro Forma
                               Reported    Reported  Adjustments   Combined
    CAPITALIZATION AND
     LIABILITIES
    Capitalization
     Common stock equity
      (Note 2)                $477,823    $40,941        (1,100)  $517,664
     Preferred stock of
      subsidiary                51,200        445                   51,645
     Long-term debt            304,008     43,007                  347,015
                             ---------  ---------     --------- ----------
      Total capitalization     833,031     84,393        (1,100)   916,324
                             =========  =========     ========= ==========
    Current liabilities
     Notes payable              10,000      9,760                   19,760
     Commercial paper           20,706          0                   20,706
     Accounts payable           85,651      4,096         1,100     90,847
     Accrued taxes               3,514      6,600                   10,114
     Accrued interest            7,801        910                    8,711
     Other                       9,536      2,879                   12,415
                             ---------  ---------     --------- ----------
      Total current
        liabilities            137,208     24,245         1,100    162,553
                             =========  =========     ========= ==========
    Long-term liabilities
     and deferred credits
     Accumulated deferred
      income taxes
      (Note 4)                 125,804      6,035          (642)   131,197
     Accumulated deferred
      investment tax
      credits                   26,901      2,560                   29,461
     Regulatory liabilities     50,279      6,208                   56,487
     Environmental
      remediation
      liabilities               40,215        656                   40,871
     Other long-term
      liabilities               86,164     12,747                   98,911
                             ---------  ---------     --------- ----------
      Total long-term
        liabilities and
        deferred credits       329,363     28,206          (642)   356,927
                             =========  =========     ========= ==========
      Total                 $1,299,602   $136,844         ($642)$1,435,804
                             =========  =========     ========= ==========



        See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            WPS RESOURCES CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

   1. The pro forma combined financial statements reflect the conversion of each share of UPEN Common Stock (no par value) outstanding into 0.90 shares of WPS Common Stock ($1.00 par value), as provided in the Merger Agreement. The pro forma combined statements of income are presented as if the companies had combined at January 1, 1997. The pro forma combined balance sheet is presented as if the companies had combined at December 31, 1997.

   2. Estimated cost savings and the cost to achieve such savings have not been reflected in the pro forma combined financial statements. Transaction costs are currently estimated to be approximately $3,700,000 (including fees for financial advisors, attorneys, accountants, consultants, filings, and printing). Estimated transaction costs to be incurred after December 31, 1997, have been reflected in the pro forma balance sheet at December 31, 1997 reducing common stock equity by $1,100,000.

   3. Intercompany transactions (including purchased and exchange power transactions) between WPS and UPEN during the periods presented were included in the determination of regulated rates and were not material. Accordingly, no pro forma adjustments were made to eliminate such transactions.

   4. Accounting principles have been consistently applied in the financial statement presentations for WPS and UPEN with one exception. UPEN does not include unbilled electric revenues in its calculation of total revenues. WPS accrues unbilled revenues. The impact of this difference in accounting principles does not have a material impact on the unaudited pro forma combined financial statements as presented, and accordingly, no adjustments have been made to conform accounting principles. A pro forma adjustment has been made to conform the presentation of current deferred income taxes in the pro
        forma combined balance sheet into one net amount.   A pro forma
        adjustment has been made to conform the presentation of income taxes in the pro forma combined statements of income. Other minor reclassifications have been made to the balance sheet and statements of income of UPEN to align with the financial statement presentation of WPS.